Exhibit 99.1

AMERIVEST PROPERTIES ANNOUNCES SCOTTSDALE ACQUISITION:

BUYS SCOTTSDALE NORTE BUILDING FOR $12,250,000

DENVER, CO, October 8, 2003 — AmeriVest Properties Inc. (AMEX: AMV) announced today that it has acquired the Scottsdale Norte Building in Scottsdale, Arizona for $12,250,000.  The property contains approximately 79,223 rentable square feet and is 82% leased.

Scottsdale Norte is a class “A” office building located just north of the intersection of Scottsdale Road and Shea Boulevard in the heart of the North Scottsdale corridor.  The property is surrounded by high-end residential housing and offers easy access to the new Kierland mixed-use development and the Scottsdale Airpark to the north, and the Gainey Ranch/McCormick Ranch area to the south.  The two-story building and parking area on 5.451 acres of land was built in 1999 and is leased to 17 tenants, with an average tenant size of 3,885 square feet.

Scottsdale Norte is being purchased at a first year capitalization rate in excess of 10%.  The purchase price of $12,250,000 ($155/SF) is being paid by assuming the existing mortgage loan of $6,630,000, which bears interest at a fixed rate of 7.9% through April 30, 2011, and the balance in cash.

William Atkins, Chairman and CEO of AmeriVest stated, “Scottsdale Norte represents our fourth acquisition in the Phoenix area and will compliment our recent purchase of Financial Plaza in Mesa along with our Arrowhead Fountains building in Peoria and our Southwest Gas building in Metrocenter.”   Atkins further noted, “The acquisition of Scottsdale Norte adds one more critical small business sub-market to our product offering in Phoenix.   Our Phoenix properties now encompass more square feet than our Denver properties and the Phoenix expansion adds more geographic balance to our entire portfolio.  We are pleased to be able to expand in a rapidly growing market like Phoenix with the addition of this quality small tenant building.”

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 29 office properties and provides Smart Space for Small BusinessSM in select markets.  To receive AmeriVest’s latest news and information, visit our website at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual operating results to differ and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2002 Annual Report on Form 10-KSB materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs KSB and from time to time in the Company’s filings with the Securities and Exchange Commission.

ACQUISITION SUMMARY

FINANCIAL PLAZA BUILDING

Scottsdale Norte is a Class “A” two-story building on a 5.451-acre site in Scottsdale, Arizona.

Year Built:	1999

Building Size:	79,223 SF

Occupancy:	82%

Capital Improvements:

AmeriVest will improve the property with the small tenant amenities it offers in all its properties, including a common area conference room, electronic building directories and upgraded common area and tenant finishes.

Building Description:

The building consists of two stories, with approximately 40,000 square foot floor plates and enjoys immediate access to the Loop 101 Freeway, one mile east at either the Shea Boulevard or Cactus Road freeway interchanges with easy accessibity to the Scottsdale Municipal Airport, located less that two miles north.  The first and second floor lobby boasts Italian marble flooring, polished brass elevator doors and artistic “sconce” lighting with mahogany baseboards, chair rails, crown molding and coved ceilings with decorative wood accents.

Parking:	306 surface spaces of which 12 are designated handicapped accessible and 150 feature covered canopies. (3.9 spaces per 1,000 SF)

Purchase Price:	$12,250,000 ($155 per RSF)

Closing Date:	October 7, 2003

Average Tenant Size:	3,885 SF

First Year Cap Rate:	10% +

Investment Opportunity:

To acquire a superior building for small and medium-sized tenants in rapidly growing North Scottsdale located between the Scottsdale Airpark and Ranches office sub-markets at an attractive going-in cap rate with a plan to increase the building occupancy over the long term.

2003	#####